Exhibit 10.38

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release of Claims (the “Agreement”) is made and entered into by Turtle Creek Holdings, LLC (“TCH”) and TCH Principal Solar, LP (“TCHPS”) (together, “Turtle Creek”) on the one hand, and Principal Solar, Inc. (“PSI”) and Michael Gorton (“Gorton”) (together the “PSI Parties”) on the other. Turtle Creek and the PSI Parties are collectively referred to in this Agreement as the “Parties.”

I.

RECITALS

A.     Turtle Creek invested approximately $1.0 million in PSI by the purchase of PSI’s common stock in 2015.

B.     As a result of that investment, Turtle Creek has asserted certain legal claims against the PSI Parties and is prepared to file a lawsuit against the PSI Parties in pursuit of those claims.

C.     The PSI Parties have denied liability for the claims asserted against them. The Parties have agreed to settle their disputes related to Turtle Creek’s investment in PSI without resort to litigation, pursuant to the terms set forth in this Agreement.

D.     PSI is in the process of closing the sale of a solar facility it refers to as ISS 42 NC, located in the state of North Carolina (the “ISS 42 Sale”).

II.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the covenants, promises, and releases set forth herein, and in full settlement of all claims between the Parties, the Parties hereby agree on behalf of themselves and any and all of their respective agents, servants, employees, and all persons, natural and corporate, in privity with them, as follows:

A.	Settlement Consideration

1.

Upon closing of the ISS 42 Sale, TCH will receive the first $300,000 of net proceeds that would otherwise be paid to PSI. Additionally, TCH will receive ten percent (10%) of the total net proceeds that would otherwise be paid to PSI. The initial $300,000 shall not be counted toward the 10% amount; however, the maximum proceeds payable to TCH is $800,000.[1] “Net proceeds” as used herein refers to the total sale price of the ISS 42 Sale, minus any costs and fees incurred as part of the sale.

1 By way of example, if PSI is to receive net proceeds from the sale of $2 million, TCH will be paid $300,000 plus 10% of $2 million ($200,000), for a total of $500,000; however, if the sale were $6 million, TCH would be paid the maximum payment of $800,000, as the $6 million sale would yield $900,000, but for the $800,000 cap ($300,000, plus 10% of $6 million [$600,000] = $900,000).

2.	All payments due to TCH, as set forth in paragraph A.1. above, shall be directly funded to TCH at the closing of the ISS 42 Sale and shall not be paid to PSI first.

3.

Upon receiving the amounts set forth above, TCH will return and transfer ownership of all its shares in PSI back to PSI, and the releases set forth below in Sections B.1 and B.2. shall become effective.

4.	Should the ISS 42 Sale fail to close, then this Agreement shall be void, TCH will retain its shares in PSI, and the releases set forth below in Section B shall not be effective.

B.	Releases

1.

Only upon the conditions set forth in Paragraph A.3 above, PSI and Gorton, for themselves and on behalf of all of their present and former principals, employees, staff, predecessors and successors, fully release and discharge TCH and TCHPS, and all of their present and former managers, employees, agents, consultants, attorneys, directors, and officers, and their respective insurers in their capacities as such from any and all claims, demands, damages, liabilities, actions, causes of action or suits at law or in equity, arising out of or relating to the claims asserted or that could have been asserted in any lawsuit relating to TCH’s and TCHPS’s investment in or relationship with PSI.

2.

Only upon the conditions set forth in Paragraph A.3 above, TCH and TCHPS, for themselves and on behalf of all of their present and former principals, employees, staff, predecessors and successors, fully release and discharge PSI and Gorton, and all of their present and former managers, employees, agents, consultants, attorneys, directors, and officers, and their respective insurers in their capacities as such from any and all claims, demands, damages, liabilities, actions, causes of action or suits at law or in equity, arising out of or relating to the claims asserted or that could have been asserted in any lawsuit relating to TCH’s and TCHPS’s investment in or relationship with PSI.

C.	General Terms and Provisions

1.

Representations and Authority to Enter into Agreement. Except as expressly stated herein, the Parties warrant, represent and agree that they: (i) have not assigned, subrogated, pledged or transferred to any person, firm, partnership, corporation or other entity whatsoever any of the claims, counterclaims, actions, demands or causes of action to be released pursuant to the releases set forth in this Agreement; and (ii) are fully authorized to enter into this Agreement without the consent of any third-parties. Specifically, each person signing the Agreement represents and warrants that upon execution of this Agreement, s/he has been authorized and empowered to sign this Agreement on behalf of the Party the person purports to represent and that this Agreement is a lawful and binding obligation of the Party on whose behalf the person is signing.

2.

Good Faith Compromise. This Agreement is entered into as a good faith compromise between the Parties for the complete and final settlement of the claims referred to above. By this settlement, the Parties do not admit liability in any respect, or make any admission as to factual or legal contentions relating to the matters settled herein.

3.	Execution of Necessary Documents. The Parties further covenant and agree to execute any and all documents reasonably necessary to effectuate the provisions of this Agreement.

4.

Plain Meaning. The Parties acknowledge that they have had the opportunity to be represented by counsel during negotiations of this Agreement and to consult with their respective attorneys regarding its meaning and effect. The Parties agree that: (a) the terms and provisions of this Agreement are not to be construed more strictly against any of the Parties; and (b) it is their mutual intention that the terms and provisions of this Agreement be construed as having the plain meaning of the terms used herein.

5.

Execution in Counterparts. This Agreement may be signed in multiple counterparts, and the separate signature pages executed by the Parties may be combined to create a document that is binding on all of the Parties and together shall constitute one and the same instrument.

6.

Choice of Law. It is understood and agreed that this Agreement shall be governed by, construed, and enforced in accordance with, and subject to, the laws of the State of Texas. Venue shall lie in Dallas County, Texas.

7.	Headings and Numbering. Any paragraph, article, and/or section headings or paragraph numbers used in this Agreement are for convenience only and shall not affect the construction of the Agreement.

8.

Severability. If any of the provisions of this Agreement, or the application thereof, shall, for any reason or to any extent, be construed by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, and application of such provisions to other circumstances, shall remain in effect and be interpreted so as best to reasonably effect the intent of the Parties.

9.

Amendments. This Agreement may be amended only by a written agreement signed by each of the Parties, and any alleged breach of this Agreement may be waived only by a written waiver signed by the party granting the waiver.

DATED: May 3, 2016

PRINCIPAL SOLAR, INC.

By:       /s/ Michael Gorton

Print Name: Michael Gorton

Title: Chief Executive Officer

DATED: May 3, 2016

MICHAEL GORTON

By:      /s/ Michael Gorton

Print Name: Michael Gorton

DATED: March 29, 2016

TURTLE CREEK HOLDINGS, LLC

By:     /s/ Scott Olson

Print Name: Scott Olson

Title:     Member

DATED: March 29, 2016

TCH PRINCIPAL SOLAR, LP

By:       /s/ Scott Olson

Print Name: Scott Olson

Title:     Manager of GP

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